10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394
   August 2016

Members and Friends:

Member Distribution: Distribution checks were mailed to all members on August 12, 2016. If you did not receive your check, please contact Whitney Radford or Laura Schultz. (see phone numbers below)
Safety We are now 75% of the way through our fiscal year, our employees have continued to work safely and have achieved over six years without a lost-time-day accident. Many employees have also completed their plant safety goal for the year by attending a safety education event and reporting back what they learned.
On August 9, 2016, we had a plant shutdown. MidAmerican Energy power plant had some electrical safety work to complete. This was a quick- four-hour period, but we got a lot of work done and it was all completed safely. Being able to work with changing conditions, such as this quickly planned maintenance outage, and do it with appropriate diligence from all employees and contractors to work safely made this quick shutdown a ‘safety’ success.

Financials On Wednesday, August 3, 2016, we issued a press release announcing our quarterly financial results as of the fiscal quarter ended June 30, 2016. Our quarterly Form 10-Q was filed with the SEC that same day. These financials and press release can be accessed on our website www.sireethanol.com (click on the Investor Relations Tab). There is a link to the SEC filings, select “SIRE’s SEC forms are available for viewing on the SEC's website-View”. Our financial results are reported quarterly and annually. They contain our financial, operational, and statistical information. The press release was also sent to our newsletter email list which includes each SIRE member who has provided us with their email address.

Operations During the third fiscal quarter ending June 30, 2016, we produced 30.9 million gallons of denatured ethanol. Through this period, our rolling 12-month average yield was 2.84 gallons of denatured ethanol from every bushel of corn.
This past quarter, the plant operations were affected by the hot weather. In an ethanol plant, the yeast likes to be kept at about 90 degrees. Temperatures over 90 degrees with high humidity created challenges. Despite these challenges, many of the plant improvements we have made in the last year helped us reach record production levels in May.
The Pre-Condenser project was completed earlier this year (one of two capital projects current in process). An eighth fermenter will be on-line at the end of September, just in time for fall harvest. The additional fermenter will give more time for each fermentation batch. As we sped up the plant from the original name plate of 110 mmgy, we shortened the time for each batch. By adding a fermenter, we can maximize the time for the yeast to convert as much sugar/starch to alcohol as possible.
In the next few months we will be working on our presentations for the Board Strategic Retreat. We will be presenting on new technologies we might consider for implementation. These opportunities will take planning and consideration. We believe continuing to grow and diversify is important.
Road construction continues in our area. SIRE will have some changes to our rail switch crossing. The reconstruction of the rail will change our switch, which is three miles north of the plant, just at the tank farm. The change will eliminate our cars being pulled past Lewis Central schools. The new route will take us directly into to Iowa Interstates’ new railyard just north of the I-80 and I-29 interchange.

Human Resources and Administration We continue to have opportunities to share our plant and the story of ethanol as a clean, renewable fuel to several tour groups.  In May, we hosted Farm Credit Services Ag Underwriters. In June, we hosted a tour from RSM with prospective student interns, were featured in an article in the Omaha World-Herald, and hosted a tour by JR Simplot Sales group. In July, one of our corn producers brought his family from the Eastern United States through the plant. In addition, we enjoyed a visit from Marubeni executives, in conjunction with their visit to Gavilon. On August 17, 2016, we hosted the Iowa Renewable Fuels 8th Annual Biofuels Science and Sustainability Tour for representatives from federal agencies and legislative representatives. For plant tours please contact Laura Schultz, Director of Human Resources or Whitney Radford, HR Assistant (712-352-5001 or 712-352-5009).

SIRE Newsletter – Volume X Issue IV
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

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The interstate redesign continues in Council Bluffs, (I-80 & I-29). When you visit SIRE, PLEASE BE CAREFUL! These projects are expected to last until 2024.
Employment: For individuals interested in a career with SIRE, applications are always welcome and are taken online at www.SIREethanol.com. The online application can be found via the Employment tab.

Markets If you would like to sell corn or purchase our byproducts (distillers’ grains and wet cake), please contact our Merchandising team directly at the following numbers: Kristan Barta, 712-352-5010 for corn, DDGS, and wet cake or Dustin Ploeger, 712-352-5015 for assistance with corn sales and distillers’ grain purchases. You may also contact them by calling our office (712-366-0392) and ask for a merchandiser. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours. We now provide text messages specifically for Enogen deliveries. Kristan and Dustin have regular office hours at the plant if you need to stop in and see them. For corn oil sales, please contact Dan Wych, Plant Manager (712-352-5013).
If you want to view your SIRE accounts, you can sign up for iView on our website. iView also has a smartphone app you can download for quick viewing of our hours, hour changes, and bids.
If you deliver to the plant, please watch for signs and follow the directions to make sure you are unloading in the proper pit, particularly on the days we are also unloading Enogen corn.

General Manager Notes This fall will bring in the second harvest of acres of Enogen corn we contracted directly with the grower. The specialty variety is developed by Syngenta. We have been pleased with the response from our growers as we work to develop a high-quality delivery process, including the times for dumping, the time to complete testing, and working with the competing deliveries of yellow corn. We will start working to contract Enogen acres for 2017 crop year in the next couple of months.
SIRE collaborated with Syngenta and Stop Hunger Now on an event to package meals for children in developing countries. On August 6, more than 50 SIRE families, friends and customers gathered at Westfair and packaged over 10,000 meals to be sent to a developing country. The WestFair Board donated the space. Syngenta provided the funding for the product we packaged. In two hours, we completed the packaging. Food and donations of over $1,000 were collected for the local homeless shelter, MICAH house. If you are interested in this great organization, you can get more information at www.stophungernow.org.
As mentioned above, we are putting together our strategic planning presentation for the Board of Directors. It is exciting to learn about the various opportunities we have to add value to this plant! Our employees are one of our most valuable assets and many have been with us for over six years.
The Food Safety and Modernization Act (FSMA) is being implemented and these new regulations will impact the ethanol industry.  It aims to ensure the U.S. food supply is safe by shifting the focus of federal regulators from responding to contamination to preventing it. The FSMA has given the Food and Drug Administration (FDA) new authorities to regulate the way foods are grown, harvested and processed. This will require new testing and procedures to protect animal feed ingredients, like Dried Distillers Grains, corn oil and wet cake.
July 11, 2016 was the deadline for public comment to the Environmental Protection Agency on their proposed 14.8 billion gallons requirement for 2017 Renewable Fuel Standard volumes. Many of you, as well as our employees, customers and vendors, sent in comments or went on line and added their signature to letters in support of raising the RFS level back to 15 billion gallons. We appreciated the support we found in the bipartisan letter authored by Senator Grassley and Klobuchar. Over 39 senators called for the EPA to support growth in the U.S. biofuel sector. We know we need to continue to educate the public, governmental officials, and elected individuals on the important part ethanol plays in clean energy, jobs, and sustainable energy independence. Please contact me if you have any questions, or if you would like any materials to help get this message out to your friends and family.

Brian Cahill, General Manager/CEO

SIRE Newsletter – Volume X Issue IV
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

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